EXHIBIT 99.1

Contact:  Richard L. Van Kirk, Chief Executive Officer

(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL 2021 SECOND QUARTER

AND SIX-MONTH RESULTS

IRVINE, CA, February 4, 2021 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal 2021 second quarter ended December 31, 2020. The Company also filed its Quarterly Report on Form 10-Q for the second quarter of fiscal year 2021 with the Securities and Exchange Commission today.

Quarter Ended December 31, 2020

Net sales for the three months ended December 31, 2020, increased $304,000, or 4%, to $8.3 million from $8.0 million for the three months ended December 31, 2019, due primarily to sales of our newest product, a thoracic driver, to an existing customer.

Gross profit for the three months ended December 31, 2020, decreased $268,000, or 9%, to $2.6 million from $2.9 million for the same period in fiscal 2020, due to under-absorbed fixed manufacturing costs and warranty accruals. Our under-absorbed fixed manufacturing costs increased during the three months ended December 31, 2020 compared to the corresponding period of the prior fiscal year due in part to COVID-19 related paid absences in our machine shop, assembly, and quality operations that did not occur in the corresponding quarter of fiscal 2020.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the quarter ended December 31, 2020, increased $879,000, or 74%, to $2.1 million compared to $1.2 million in the prior fiscal year’s corresponding quarter, reflecting our planned investments in research and development, selling, and general and administrative expenses in an effort to release new products and garner new customer relationships.

Net income for the quarter ended December 31, 2020, was $337,000, or $0.08 per diluted share, compared to $1.2 million, or $0.31 per diluted share, for the corresponding quarter in fiscal 2020.

Six Months Ended December 31, 2020

Net sales for the six months ended December 31, 2020, increased $1.6 million, or 11%, to $16.9 million from $15.2 million for the six months ended December 31, 2019, due primarily to sales of our new thoracic driver.

Gross profit for the six months ended December 31, 2020, increased $427,000, or 8%, compared to the same period in fiscal 2020 due to the increase in sales described above.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the six months ended December 31, 2020, increased $1.5 million, or 61% to $4.0 million from $2.5 million in the prior fiscal year’s corresponding period, reflecting our planned investments in research and development in an effort to release new products as well as increases in general and administrative expenses, in part due to expenses related to the new facility that we acquired in November, 2020, as we continue its build-out to ready it for our employees.

Net income for the six months ended December 31, 2020 was $1.6 million, or $0.40 per diluted share, compared to $2.4 million, or $0.58 per diluted share, for the corresponding period in fiscal 2020.

CEO Comments

Richard L. (“Rick”) Van Kirk, the Company’s President and Chief Executive Officer, commented, “We are pleased with our second quarter and year-to-date results and our net sales growth.” Mr. Van Kirk continued, “We believe this will be a year of transition, as we complete the build-out of our new building and continue to make investments in facilities, personnel, and engineering projects to expand our foundation and allow for continued growth.”

The amount spent on projects under development as well as the estimated market launch date and estimated future annual revenue is summarized below (in thousands):

	Three and Six Months ended December 31, 2020		Three and Six Months ended December 31, 2019		Est Market Launch(1)	Est Annual Revenue
Total Research & Development costs:	$989	$2,080	$397	$881

Products in development:
ENT Shaver	76	258	66	155	Q4 2021	$1,000
Vital Ventilator	8	65	—	—	Q1 2022	$1,500
CMF Driver	279	468	29	46	Q3 2021	$1,000
Sustaining & Other	626	1,289	302	680
Total	$989	$2,080	$397	$881

———————

(1)	Represents the calendar quarter of expected market launch.

We are nearing completion of an additional round of verification and validation of a new CMF driver, which we will be selling to our existing largest customer under a distribution agreement, that we executed in the first quarter of fiscal 2021. Additionally, as previously disclosed, we anticipate the release to manufacture of a new ENT Shaver in the fall of 2021 and our Director of Business Development is working with a promising medical device distributor to potentially commercialize this product.

About Pro-Dex, Inc.:

Pro-Dex, Inc. specializes in the design, development, and manufacture of autoclavable, battery-powered and electric, multi-function surgical drivers and shavers used primarily in the orthopedic, thoracic, and maxocranial facial markets. We have patented adoptive torque-limiting software and proprietary sealing solutions which appeal to our customers, primarily medical device distributors. Pro-Dex also sells rotary air motors to a wide range of industries. Pro-Dex's products are found in hospitals and medical engineering labs around the world. For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth, and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments, and future performance (including, but not limited to, estimated product launch dates and estimated future revenue), as well as management's expectations, beliefs, plans, estimates, or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

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PRO-DEX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	December 31, 2020	June 30, 2020
ASSETS
Current Assets:
Cash and cash equivalents	$5,523	$6,421
Investments	2,884	2,560
Accounts receivable, net of allowance for doubtful accounts of $4 and $6 at December 31, 2020 and at June 30, 2020, respectively	4,621	5,155
Deferred costs	138	155
Inventory	9,152	8,238
Prepaid expenses and other current assets	392	145
Total current assets	22,710	22,674
Land and building, net	6,484	—
Equipment and leasehold improvements, net	2,704	2,686
Right of use asset, net	2,777	2,943
Intangibles, net	158	162
Deferred income taxes, net	259	259
Investments	3,238	2,360
Other assets	42	42
Total assets	$38,372	$31,126

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,470	$1,965
Accrued expenses	1,785	2,411
Deferred revenue	200	200
Note payable and capital lease obligations	479	651
Total current liabilities	4,934	5,227
Lease liability, net of current portion	2,609	2,750
Income taxes payable	615	804
Notes and capital leases payable, net of current portion	8,375	3,283
Total non-current liabilities	11,599	6,837
Total liabilities	16,533	12,064
Shareholders’ equity:
Common shares; no par value; 50,000,000 shares authorized; 3,860,639 and 3,811,137 shares issued and outstanding at December 31, 2020 and June 30, 2020, respectively	12,621	12,752
Accumulated other comprehensive income (loss)	(280)	(1,586)
Retained earnings	9,498	7,896
Total shareholders’ equity	21,839	19,062
Total liabilities and shareholders’ equity	$38,372	$31,126

PRO-DEX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2020	2019	2020	2019

Net sales	$8,265	$7,961	$16,855	$15,201
Cost of sales	5,669	5,097	10,784	9,557
Gross profit	2,596	2,864	6,071	5,644

Operating expenses:
Selling expenses	150	135	280	277
General and administrative expenses	936	664	1,641	1,327
Research and development costs	989	397	2,080	881
Total operating expenses	2,075	1,196	4,001	2,485

Operating income	521	1,668	2,070	3,159
Interest expense	(75)	(63)	(129)	(122)
Interest and other income	20	33	61	68
Gain on sale of investments	—	—	12	—
Income from operations before income taxes	466	1,638	2,014	3,105
Income tax expense	(129)	(389)	(412)	(751)
Net income	$337	$1,249	$1,602	$2,354
Other comprehensive income, net of tax:
Unrealized income from marketable equity investments	1,413	705	1,306	649
Comprehensive income	$1,750	$1,954	$2,908	$3,003

Basic net income per share:
Net income	$0.09	$0.32	$0.42	$0.59
Diluted net income per share:
Net income	$0.08	$0.31	$0.40	$0.58

Weighted average common shares outstanding:
Basic	3,861	3,950	3,856	3,979
Diluted	4,012	4,053	4,014	4,082
Common shares outstanding	3,861	3,884	3,861	3,884